Exhibit 8

                          [Letterhead of Stevens & Lee]


                                 August __, 1997


Board of Directors
Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, PA  19610

Board of Directors
Bankers Corp.
210 Smith Street
Perth Amboy, NJ  08861

Re:      Merger of Bankers Corp. with and into Sovereign Bancorp,
         Inc.; Merger of Bankers Savings with and into Sovereign Bank

Lady and Gentlemen:

          You have requested our opinion in connection with the transaction contemplated by the Agreement and Plan of Merger (the "Holding Company Merger Agreement"), dated as of February 5, 1997, between Sovereign Bancorp, Inc., a Pennsylvania corporation ("Sovereign"), and Bankers Corp., a New Jersey corporation ("Bankers"), pursuant to which Bankers will be merged with and into Sovereign, which will be the surviving corporation. At the Effective Date of such merger (the "Merger"), each share of Bankers Common Stock issued and outstanding immediately prior to such date will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of Sovereign Common Stock as is provided in Section 1.02(e) of the Holding Company Merger Agreement. No fractional shares of Sovereign Common Stock will be issued. In lieu thereof, shareholders of Bankers will receive cash in an amount determined pursuant to Section 1.02(e) of the Holding Company Merger Agreement. Bankers shareholders will not be entitled to exercise dissenters' rights in connection with the Merger. All shares of Bankers Common Stock held as treasury shares by Bankers or held by a Bankers Subsidiary, Sovereign, or a Sovereign Subsidiary on the Effective Date of the Merger will be cancelled, and no shares of Sovereign Common Stock or other


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Board of Directors, Sovereign Bancorp, Inc.
Board of Directors, Bankers Corp.
August __, 1997
Page 2


property will be delivered in exchange therefor. Attached to and trading with each share of Sovereign Common Stock are certain "poison pill" rights (the "Rights") issued pursuant to the Sovereign Rights Agreement.

          You have also requested our opinion in connection with the transaction contemplated by the Bank Plan of Merger, dated as of February 5, 1997, between Sovereign Bank, a federal savings bank, and Bankers Savings, a New Jersey savings bank, pursuant to which Bankers Savings will, concurrently with or as soon as practicable after the closing of the Merger of Bankers with and into Sovereign, be merged with and into Sovereign Bank, which will be the surviving institution. At the effective date of such merger (the "Bank Merger"), all of the issued and outstanding shares of Bankers Savings Common Stock and all shares of Bankers Savings Common Stock held as treasury shares will be cancelled, and no shares of Sovereign Bank Common Stock will be delivered in exchange therefor.

          This opinion is being furnished pursuant to Sections 5.01(j) and 5.02(j) of the Holding Company Merger Agreement. All capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Holding Company Merger Agreement and its exhibits.

          In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Holding Company Merger Agreement, the exhibits thereto, and such other documents as we have deemed necessary or appropriate for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the foregoing documents and upon statements and representations of officers and other representatives of Bankers and Sovereign, including certain written representations of the management of each of Bankers and Sovereign. The opinions expressed herein are conditioned on the initial and continuing accuracy of the facts, information, and


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Board of Directors, Sovereign Bancorp, Inc.
Board of Directors, Bankers Corp.
August __, 1997
Page 3


representations contained in the aforesaid documents or otherwise referred to above.

          In preparing our opinion, we have considered applicable provisions of the IRC, Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have deemed relevant.

          Based solely upon the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present law, for federal income tax purposes:

          1. The Merger will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

          2. Bankers and Sovereign will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

          3. Neither Bankers nor Sovereign will recognize any gain or loss upon the transfer of Bankers' assets to Sovereign in exchange solely for Sovereign Common Stock (including any fractional share interests) and the assumption by Sovereign of the liabilities of Bankers.

          4. The basis of the Bankers assets in the hands of Sovereign will be the same as the basis of such assets in the hands of Bankers immediately prior to the Merger.

          5. The holding period of the assets of Bankers to be received by Sovereign will include the period during which the assets were held by Bankers.

          6. No gain or loss will be recognized by the shareholders of Bankers on the receipt of Sovereign Common Stock (including any fractional share interests) solely in exchange for their shares of Bankers Common Stock.

          7. The basis of the Sovereign Common Stock (including any fractional share interests) to be received by the Bankers shareholders in the Merger will be the same as the basis of the Bankers Common Stock surrendered in exchange therefor.



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Board of Directors, Sovereign Bancorp, Inc.
Board of Directors, Bankers Corp.
August __, 1997
Page 4

          8. The holding period of the Sovereign Common Stock (including any fractional share interests) to be received by the Bankers shareholders in the Merger will include the period during which the Bankers shareholders held their Bankers Common Stock, provided the shares of Bankers Common Stock are held as a capital asset on the Effective Date of the Merger.

          9. The payment of cash in lieu of fractional share interests of Sovereign Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Sovereign. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in IRC Section 302(a). Any gain or loss recognized by a Bankers shareholder will be a capital gain or loss, provided the shares of Bankers Common Stock are held as a capital asset on the Effective Date of the Merger.

          10. The Rights transferred with the shares of Sovereign Common Stock will not constitute "other property" within the meaning of IRC Section 356(a)(1)(B).

          11. As provided in IRC Section 381(c)(2) and related Treasury regulations, Sovereign will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Bankers as of the Effective Date of the Merger. Any deficit in the earnings and profits of Sovereign or Bankers will be used only to offset the earnings and profits accumulated after the Merger.

          12. Pursuant to IRC Section 381(a) and related Treasury regulations, Sovereign will succeed to and take into account the items of Bankers described in IRC Section 381(c). Such items will be taken into account by Sovereign subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

          13. The Bank Merger will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

          14. Bankers Savings and Sovereign Bank will each be "a party to a reorganization" within the meaning of IRC Section 368(b).


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Board of Directors, Sovereign Bancorp, Inc.
Board of Directors, Bankers Corp.
August __, 1997
Page 5

          15. Neither Bankers Savings nor Sovereign Bank will recognize any gain or loss upon the transfer of Bankers Savings' assets to Sovereign Bank in constructive exchange solely for Sovereign Common Stock and the assumption by Sovereign Bank of the liabilities of Bankers Savings.

          16. The basis of the Bankers Savings assets in the hands of Sovereign Bank will be the same as the basis of such assets in the hands of Bankers Savings immediately prior to the Bank Merger.

          17. The holding period of the Bankers Savings assets in the hands of Sovereign Bank will include the period during which such assets were held by Bankers Savings.

          18. No gain or loss will be recognized by Sovereign, as the shareholder of Bankers Savings, upon the constructive receipt of shares of Sovereign Bank Common Stock in exchange for the Bankers Savings Common Stock surrendered in exchange therefor in the Bank Merger.

          19. The basis of the Sovereign Bank Common Stock to be held by Sovereign after the Bank Merger will equal the basis of such stock immediately before the Bank Merger, increased by the basis of the Bankers Savings Common Stock surrendered in the constructive exchange.

          20. As provided in IRC Section 381(c)(2) and related Treasury regulations, Sovereign Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Bankers Savings as of the effective date of the Bank Merger. Any deficit in the earnings and profits of Sovereign Bank or Bankers Savings will be used only to offset the earnings and profits accumulated after the Bank Merger.

          21. Pursuant to IRC Section 381(a) and related Treasury regulations, Sovereign Bank will succeed to and take into account the items of Bankers Savings described in IRC Section 381(c). Such items will be taken into account by Sovereign Bank subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.


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Board of Directors, Sovereign Bancorp, Inc.
Board of Directors, Bankers Corp.
August __, 1997
Page 6

          We call your attention to the fact that certain portions of this opinion relating to the federal income tax treatment of Bankers shareholders may not be applicable to persons who received their Bankers Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, or to foreign persons or persons who, because of their circumstances or status, are subject to special federal income tax treatment.

          Except as set forth above, we express no other opinion as to the tax consequences of the mergers and related transactions to any party under federal, state, local or foreign laws.

                                                               Very truly yours,

                                                               STEVENS & LEE


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